UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2008

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7500 Rialto Blvd., Building Two, Suite 100
Austin, TX 78735
(Address of principal executive offices, including zip code)

(512) 391-3900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Director Compensation

On February 22, 2008, the Board of Directors of ArthroCare Corporation (the “Company”) approved changes to the equity and cash compensation of its non-employee directors, effective January 1, 2008.

Effective January 1, 2008, the equity compensation of the Company’s non-employee directors shall be as follows:

•
upon election to the Board of Directors (the “Board”), a new director will receive $400,000 worth of restricted stock units of the Company, the exact number of which is determinable based on the closing price of the Company’s common stock on the date of grant;

•
upon annual reelection to the Board, each director, other than the Audit Committee Chair, Compensation Committee Chair, Nominating and Corporate Governance Committee Chair or the Lead Director, will receive $31,500 worth of stock appreciation rights and $73,500 worth of restricted stock units of the Company, valued at the closing price of the Company’s common stock on the date of grant; and

•
upon annual reelection to the Board, the Lead Director will receive $44,100 worth of stock appreciation rights and $102,900 worth of restricted stock units of the Company, valued at the closing price of the Company’s common stock on the date of grant, the Audit Committee Chair and Compensation Committee Chair will receive $39,900 worth of stock appreciation rights and $93,100 worth of restricted stock units of the Company, valued at the closing price of the Company’s common stock on the date of grant, and the Nominating and Corporate Governance Committee Chair will receive $35,700 worth of stock appreciation rights and $83,300 worth of restricted stock units of the Company, valued at the closing price of the Company’s common stock on the date of grant.

Effective January 1, 2008, the cash compensation of the Company’s non-employee directors shall be as follows:

•	$63,000 annual cash retainer for the lead director;

•	$57,000 annual cash retainer for the Audit Committee Chair;

•	$57,000 annual cash retainer for the Compensation Committee Chair;

•	$51,000 annual cash retainer for the Nominating and Corporate Governance Committee Chair; and

•	$45,000 annual cash retainer for each director.

In addition, under the non-employee director compensation arrangement, all non-employee directors are encouraged to own shares of the Company’s common stock valued at five times the base annual cash retainer within four years of their election to the Board.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Bonus Plans

On February 22, 2008, the Board adopted the 2008 Executive Officer Bonus Plan, a copy of which is attached hereto as Exhibit 10.66, which is a cash bonus plan that has named executive officers as participants. Under the 2008 Executive Officer Bonus Plan, all named executive officers, except the Chief Executive Officer, are eligible to receive a cash bonus equal to up to 60% of their base salary, subject to certain bonus multipliers. The Chief Executive Officer is eligible to receive a bonus equal to up to 75% of his base salary under this plan, subject to certain bonus multipliers. The actual bonus awarded under this plan generally depends on the level of achievement attained by the Company as it relates to the Company’s sales and EBIT-DAC goals, as set forth in the Company’s operating budget for the period of January 1, 2008 through December 31, 2008, as approved by the Board. The foregoing description of the 2008 Executive Officer Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2008 Executive Officer Bonus Plan attached hereto.

The Board also adopted a cash bonus plan pursuant to which each of its eligible employees may receive a cash bonus equal to up to a percentage of their base salary, subject to certain bonus multipliers. The total bonus potential for any employee under the employee cash bonus plan may be increased or decreased at the sole discretion of the Company’s management. Similar to the 2008 Executive Officer Bonus Plan, the actual bonus awarded under the employee bonus plan generally depends on the level of achievement attained by the Company as it relates to the Company’s sales and EBIT-DAC goals, as set forth in the Company’s operating budget for the applicable period, as approved by the Board.

Named Executive Officer Salaries

On February 22, 2008, the Board approved the following annual salaries for named executive officers of the Company, effective April, 2008.

Name	Title	Annual Salary
Michael A. Baker	President and Chief Executive Officer	$490,000
Michael Gluk	Senior Vice President and Chief Financial Officer	$273,735
Richard A. Christensen	Senior Vice President, Operations	$247,470
John H. Giroux	Senior Vice President, President, Sports Medicine Business Unit	$254,587
John T. Raffle	Senior Vice President, Strategic Business Units	$273,735

Item 8.01. Other Events.

On February 22, 2008, Michael A. Baker, the Company’s President and Chief Executive Officer, terminated his 10b5-1 trading plan relating to future sales of a portion of his ArthroCare Common Stock.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.66	2008 Executive Officer Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: February 28, 2008	By:	/s/ Michael Gluk
Michael Gluk
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.66	2008 Executive Officer Bonus Plan